UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-A/A

Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Adolor Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	31-1429198
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

700 Pennsylvania Drive, Exton, PA	19341
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered:	Name of the Exchange on Which Each Class is to be so Registered
Series A Junior Participating Preferred Stock Purchase Rights	The NASDAQ Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:  None.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Adolor Corporation (the “Company”) hereby amends and updates certain information in Items 1 and 2 of its registration statement on Form 8-A, filed February 22, 2001, and amended on April 8, 2003 and January 31, 2011.

Item 1.   Description of Registrant’s Securities to be Registered.

On October 24, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cubist Pharmaceuticals, Inc., a Delaware corporation (“Cubist”), and FRD Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Cubist (“Merger Sub”).

In contemplation of the Merger Agreement, on October 24, 2011, Adolor and Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”) entered into the Amendment (the “Amendment”) to the Amended and Restated Rights Agreement, dated as of January 31, 2011 (the “Rights Agreement”), between Adolor and Broadridge, which provides, among other things, that neither Cubist nor Merger Sub will become an “Acquiring Person” within the meaning of the Rights Agreement as a result of the execution of the Merger Agreement or the transactions contemplated thereby.  In addition, the Amendment amends the Rights Agreement so the Rights Agreement will terminate by its terms at the Acceptance Time (as defined in the Merger Agreement).

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 2 hereto and is incorporated herein by reference.

Item 2.  Financial Statements and Exhibits.

Exhibit Number	Description
1

Amended and Restated Rights Agreement, dated as of January 31, 2011, between Adolor Corporation and StockTrans, a Broadridge Company, which includes the Form of Certificate of Designation, Preferences and Rights of Series A Junior Participation Preferred Stock (Exhibit A), the Form of Rights Certificate (Exhibit B) and the Form of Summary of Rights (Exhibit C) (incorporated by reference to Exhibit 1 to the registrant’s Form 8-A/A filed on January 31, 2011).

2	Amendment to Amended and Restated Rights Agreement, by and among Adolor Corporation and Broadridge Corporate Issuer Solutions, Inc., dated as of October 24, 2011.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADOLOR CORPORATION

Date: October 24, 2011	By:	/s/ John M. Limongelli
	Name:	John M. Limongelli
	Title:	Senior Vice President, General Counsel & Secretary

Exhibit List

Exhibit Number	Description

1

Amended and Restated Rights Agreement, dated as of January 31, 2011, between Adolor Corporation and StockTrans, a Broadridge Company, which includes the Form of Certificate of Designation, Preferences and Rights of Series A Junior Participation Preferred Stock (Exhibit A), the Form of Rights Certificate (Exhibit B) and the Form of Summary of Rights (Exhibit C) (incorporated by reference to Exhibit 1 to the registrant’s Form 8-A/A filed on January 31, 2011).

2	Amendment to Amended and Restated Rights Agreement, by and among Adolor Corporation and Broadridge Corporate Issuer Solutions, Inc., dated as of October 24, 2011.